Exhibit 23.1

[Letterhead of Moregenstern, Svoboda & Baer, CPA’s, P.C.]

December 5, 2006

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use of our report in this Registration Statement on Form SB-2 pertaining to the resale of 419,980 shares of the common stock of Offline Consulting, Inc. of our report dated November 24, 2006 on the financial statements of Offline Consulting, Inc. for the period April 11, 2006 (inception) to September 30, 2006, and to the reference to us under the heading "Experts" in the Prospectus, which is a part of this Registration Statement.

 /s/ Moregenstern, Svoboda & Baer, CPA’s, P.C.
Moregenstern, Svoboda & Baer, CPA’s, P.C.
Certified Public Accountants